EX-FILING FEES

FEE TABLE FOR

FORM N-14

Calculation of Filing Fee Tables

N-14 8C/A
(Form Type)

abrdn Income Credit Strategies Fund
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee		Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities
Fees to Be Paid	Equity	Common shares of beneficial interest, no par value per share	457(c)			$177,878,950		0.0000927	$16,489.38
Fees Previously Paid	Equity	Common shares of beneficial interest, no par value per share	457(o)			$1,000,000	(1)	0.0000927	$92.70
	Total Offering Amounts					177,878,950	(2)		$16,489.38
	Total Fees Previously Paid								$92.70	(3)
	Total Fee Offsets								$0.00
	Net Fee Due								$16,396.68

(1)	Estimated pursuant to Rule 457(o) under the Securities Act of 1933 solely for the purpose of determining the registration fee.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(f)(1) promulgated under the Securities Act of 1933, the proposed maximum aggregate offering price is an amount equal to the product of 16,570,000 common shares of Delaware Ivy High Income Opportunities Fund, the estimated maximum number of common shares of Delaware Ivy High Income Opportunities Fund that may be cancelled in the merger and exchanged for common shares of the Registrant, and $10.735, the average of the high and low trading price of common shares of Delaware Ivy High Income Opportunities Fund on September 23, 2022 (within five business days prior to the date of filing of this Registration Statement).
(3)	A registration fee of $92.70 was previously paid in connection with the initial filing on August 11, 2022.